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                                                                   EXHIBIT 10(e)

                           RESTRICTED STOCK AGREEMENT
                        (For Approved Section 102 Awards)

      THIS AGREEMENT entered into as of Date (the "Award Date") by and between PERRIGO COMPANY, a Michigan corporation, together with its subsidiaries (the "Company"), and NAME (the "Employee").

                                WITNESSETH THAT:

      WHEREAS, pursuant to the terms of the Perrigo Company 2003 Long-Term Incentive Plan (the "Plan") and the Section 102 Program established under
Section 15(n) of the Plan, the Company has determined that the Employee should be awarded Restricted Shares under the Plan and Section 102 Program.

      NOW, THEREFORE, the parties agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan and/or Section 102 Program.

2. Grant. Pursuant to Section 5 of the Plan, as of the Award Date, the Company has granted to the Employee # shares of common stock of the Company, without par value ("Restricted Shares"), in accordance with and subject to the terms, conditions, and restrictions of the Plan, this Agreement, and the Section 102 Program and its related Trust (as described in Section 6 of the Agreement).

3. Vesting. Except as provided in Section 4 below, the Restricted Shares awarded under Section 2 shall vest on the following dates:

                     Vesting Date       Number of Shares Vesting

      Any portion of the Restricted Shares awarded under this Agreement that have not vested under the foregoing schedule on the Employee's Termination Date (or do not become vested on or following such Termination Date under Section 4) shall be permanently forfeited on the Employee's Termination Date. The "Vesting Period" with respect to a Restricted Share awarded under this Agreement is the period beginning on the Award Date and ending on the date such Restricted Share becomes vested.

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4.    Special Vesting Rules.  Notwithstanding Section 3 above:

      (i) If the Employee's Termination Date occurs by reason of death, Disability or Retirement, any Restricted Shares awarded under this Agreement subject to a Vesting Period on such Termination Date shall become fully vested.

      (ii) If the Employee's Termination Date occurs by reason of Involuntary Termination for Economic Reasons, any Restricted Shares awarded under this Agreement that would otherwise be scheduled to vest under
            Section 3 in the 24 month period following such Termination Date shall vest on the originally scheduled date as if the Employee had continued to provide services to the Company. Any Restricted Shares which are not scheduled to vest during such 24 month period will be permanently forfeited on the Termination Date.

      (iii) In the event of a Change in Control of the Company, all Restricted Shares subject to a Vesting Period on the date of such Change in Control shall become fully vested on such date.

5. Terms and Conditions of Restricted Shares. The Restricted Shares granted under this Agreement shall be subject to the following additional terms and conditions:

      (i) Except as may otherwise be specifically permitted under the Plan, Restricted Shares may not be sold, assigned, pledged or otherwise encumbered prior to the end of the Vesting Period.

      (ii) Except as otherwise provided in this Agreement, the Employee shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and the right to receive dividends paid on such shares, all subject to the provisions of Section 102.

      (iii) Each certificate issued with respect to the Restricted Shares shall be registered in the name of the Trustee on behalf of the Employee and deposited with the Trustee in accordance with Section 6.

      (iv) After the end of the Vesting Period, and prior to the end of the Holding Period with respect to the Restricted Shares, the Employee may request that the Trustee sell or release the shares from Trust; provided, however, if the shares are sold or released from the Trust prior to the end of the Holding Period, the sanctions under Section 102 shall apply and shall be borne by the Employee, as described in
            Section 6. Nothing in this paragraph shall be construed to require the Employee to sell or release vested shares from the Trust prior to the end of the Holding Period.

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6.    Section 102 Plan and Trust. The Company has established a Plan and
      Trust (the "Section 102 Program") that is intended to provide the Employee with the ability to obtain certain tax treatment under Section 102 of the Israeli Tax Ordinance (New Version), 1961 as amended from time to time and the rules and regulation promulgated thereunder ("Section 102") with respect to the Restricted Shares. The Restricted Shares awarded hereunder are intended to qualify as an Approved 102 Award designated as CAPITAL GAIN AWARD within the meaning of the Section 102 Program. The following additional rules shall apply to this award of Restricted Shares:

      (i) The Restricted Shares granted hereunder have been deposited in a Trust. Tamir Fishman 2004 Ltd., or its duly appointed successor, shall be the Trustee of the Trust. All fees and commissions relating to the sale, transfer or release of shares from the Trust shall be paid by the Employee.

      (ii) To obtain Section 102 tax treatment, the Employee shall not sell or release from the Trust any Restricted Shares until the lapse of the minimum required holding period under Section 102 ("Holding Period"). If any such sale or release occurs during the Holding Period, the sanctions under Section 102 and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Employee.

      (iii) Prior to any distribution or release of shares from the Trust, the Employee shall be required to remit to the Trustee funds sufficient to cover applicable withholding taxes, plus any commissions and fees relating to the sale or release of shares. Alternatively, the Employee may request that the Trustee sell sufficient shares to cover applicable withholding taxes, plus any commissions and fees relating to the sale or release. The Employee may request that shares in excess of any shares sold to cover withholding taxes, fees and commissions be transferred to the Employee, or the Employee may advise the Trustee to sell such shares and transfer the net proceeds to the Employee.

      (iv) All shares under the Section 102 Program are required to be distributed from the Trust as of the last day of the Holding Period. If the Employee does not provide instructions to the Trustee regarding the method of such distribution prior to the end of the Holding Period, the Employee will be deemed to have advised the Trustee to sell all of the shares on the last day of the Holding Period, and the proceeds of such sale, net of withholding taxes, fees and commissions, shall be remitted to the Employee as soon as administratively practicable thereafter.

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      (v)   By execution of this Agreement, the Employee hereby acknowledges that the Employee is familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including without limitation the type of Approved 102 Award granted to the Employee and the tax implications applicable to such award. The Employee accepts the provisions of the Trust agreement signed between the Company and Trustee, attached as Exhibit 1 hereto, and agrees to be bound by its terms.

7. Nontransferability. Awards under this Agreement shall not be transferable other than by will or by the laws of descent and distribution.

      As long as the Restricted Shares are held by the Trustee, all of your rights over the shares are personal, can not be transferred, assigned, pledged, mortgaged, or given as collateral and no right with respect to them maybe given to any third party whatsoever, other than by will or laws of descent and distribution.

8. Cause Termination. If your Termination Date occurs for reasons of Cause, all of your rights under this Agreement, whether or not vested, shall terminate immediately.

9. Awards Subject to Plan. Enclosed for your review is a copy of the Plan. The granting of the Awards under this Agreement is being made pursuant to the Plan including the Section 102 Program and the Awards shall be exercisable or payable, as applicable, only in accordance with the applicable terms of the Plan. The Plan contains certain definitions, restrictions, limitations and other terms and conditions all of which shall be applicable to this Agreement. ALL THE PROVISIONS OF THE PLAN ARE INCORPORATED HEREIN BY REFERENCE AND ARE MADE A PART OF THIS AGREEMENT IN THE SAME MANNER AS IF EACH AND EVERY SUCH PROVISION WERE FULLY WRITTEN INTO THIS AGREEMENT. Should the Plan become void or unenforceable by operation of law or judicial decision, this Agreement shall have no force or effect. Nothing set forth in this Agreement is intended, nor shall any of its provisions be construed, to limit or exclude any definition, restriction, limitation or other term or condition of the Plan as is relevant to this Agreement and as may be specifically applied to it by the Committee. In the event of a conflict in the provisions of this Agreement and the Plan, as a rule of construction the terms of the Plan shall be deemed superior and apply.

10. Adjustments in Event of Change in Common Stock. In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, sale of assets or similar event, the number and kind of shares subject to Awards under this Agreement, and the Option Price, where applicable, will be appropriately adjusted in an equitable manner to prevent dilution or enlargement of the rights granted to or available for you. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend), which is by reason of

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      any such transaction distributed to the Employee with respect to the
      Restricted Shares, shall be immediately subject to a similar Restricted Period.

11. Withholding. Any tax consequences arising from the grant of this Award or from any other event or act of the Company, and/or its Affiliates (as defined under the Section 102 Program), and the Trustee or the Employee hereunder shall be borne solely by the Employee. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules and regulations including withholding taxes at source. If employee has not remitted the full amount of applicable withholding taxes to the Company by the date the Company is required to pay such withholding to the appropriate taxing authority (or such earlier date that the Company may specify to assist it in timely meeting its withholding obligations), the Company shall have the unilateral right to withhold Common Stock relating to this Award in the amount it determines is sufficient to satisfy the minimum tax withholding required by law. Furthermore, the Employee hereby agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Employee. The Employee will not be entitled to receive from the Company and/or the Trustee any shares of Common Stock hereunder prior to the full payment of the Employee's tax liabilities relating to this Award. For the avoidance of doubt, neither the Company nor the Trustee will be required to release any share certificate to the Employee until all payments required to be made by the Employee have been fully satisfied.

12. Compliance with Applicable Law. Notwithstanding any other provision of this Agreement, the Company shall have no obligation to issue any shares of Restricted Shares or Common Stock under this Agreement if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

13. Successors and Assigns. This Agreement shall be binding upon any or all successors and assigns of the Company.

14. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Michigan without regard to principals of conflict of laws. Any proceeding related to or arising out of this Agreement shall be commenced, prosecuted or continued in the Circuit Court in Kent County, Michigan located in Grand Rapids, Michigan or in the United Stated District Court for the Western District of Michigan, and in any appellate court thereof.

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first above written.

                                              PERRIGO COMPANY

                                              By
                                                  -----------------------------
                                                     Joseph C. Papa
                                                     Its: President & CEO

ATTEST:

-----------------------------
Todd W. Kingma, Secretary

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                            ACKNOWLEDGMENT OF RECEIPT

      I acknowledge receipt of the Perrigo Company 2003 Long-Term Incentive Plan (the "Plan") provided to me on Date. I further acknowledge receipt of this Restricted Stock Agreement and agree to the terms and conditions expressed herein and in the Plan.

Date:
      ----------------                            -----------------------------
                                                  NAME

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